Exhibit 10.30

October 4, 2023

Caroline Carralero

Re: Offer of Employment

Dear Caroline:

PublicSq. (PSQ Holdings, Inc) is pleased to offer you the position of Chief Business Development Officer reporting to Michael Stephen Seifert, Chief Executive Officer. This offer of employment is conditioned on certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter. Please let us know if you have any questions about the following terms. Your first day (start date) will be on September 16, 2023.

In consideration of your services, you will be paid $350,000 per year . In addition you are also eligible to receive a variable compensation payment of 25% of your annual salary which is based on individual and company performance, payable in accordance with the standard payroll practices of PSQ Holdings, Inc. and subject to all withholdings and deductions as required by law. In your first year of employment, your variable compensation will be pro-rated based on your start date. Payroll is run on the 15th and the last day of any given month.

In addition to your annual compensation, you are eligible for the following equity program:

●	60,000 Restricted Stock Units (“RSUs”) with a 1/3 vesting schedule over three years (20,000 RSUs per year on the anniversary of July 19, 2023).

●	5,000 RSUs when each PSQH subsidiary reaches $1MM in gross sales.

Additional Information:

1.	Reimbursement of Expenses: All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

2.	Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

3.	At-Will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing “employment at will” relationship.

4.	Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

5.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.

6.	References and Immigration Documents. This offer is contingent upon satisfactory completion of a background check and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

7.	No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

8.	Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

9.	Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

10.	Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Florida, without giving effect to the principles of conflict of laws. You and the Company consent to the exclusive jurisdiction of, and venue in, the state or federal courts in the State of Florida.

Sincerely,

/s/ Michael Hebert
Michael Hebert
Chief People Officer
PublicSq.

Acknowledgment and Acceptance of Employment Offer

I accept employment with PSQ Holdings, Inc and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

/s/ Caroline Hattemer Carralero
Caroline Hattemer Carralero

Overview of PublicSq. Health Benefits

Medical: Plans on choice of your choice of Aetna or Kaiser Permanente

Dental: Guardian Dental PPO

Vision: Guardian-VSP Vision Plan B

Life Insurance: $50,000 coverage paid for by Company

Other Options: Additional Life Insurance, Accident Insurance, Hospital Insurance, and Critical Illness Insurance paid by the employee. Our base plan for all employees is Aetna PPO 1500. Company pays 100% of the cost of the employee for this plan, along with 50% of the cost of the employee’s dependents.

Additional PublicSq. Benefits

401K: PublicSq.’s 401k policy is held with Guideline. PSQ matches 100% of the first 3% of contributions, as well as 50% of the next 2% of contributions.

Unlimited Vacation : W2 employees enjoy our “Unlimited Vacation Policy”. Employees can work with their managers to create a flexible vacation schedule that meets their needs. More information on this can be found in the Employee Handbook.

Life Insurance: PublicSq. automatically enrolls all eligible employees into our group life insurance policy, with a guaranteed benefit of $50,000 at no cost to the employee. Additional coverage can be purchased at the employee’s expense.

Smart Dollar: SmartDollar is Dave Ramsey’s full suite of education and tools for personal finance. This benefit includes access to personal finance coaching, the EveryDollar budgeting application and all Dave’s content.

New-born / Adoption Bonus : PublicSq. will extend a $5,000, after tax bonus to the employees or their spouses that have or adopt a child during their tenure at PublicSq. More information on this can be found in the Employee Handbook.

Fringe Benefits: In-office employees enjoy lunch provided by PublicSq. on Fridays, snacks provided daily, Company-branded swag.

EveryLife Discounts: Discounts on every purchase of diapers and wipes through the EveryLife.com website.

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